SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date Of Report (Date Of Earliest Event Reported): June 30, 2004

ASSURANCEAMERICA CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	0-06334	87-0281240

(State or other jurisdiction of incorporation or organization	(Commission File No.)	(IRS Employer Identification No.)

RiverEdge One
Suite 600
5500 Interstate North Parkway
Atlanta, Georgia 30328

(Address of principal executive offices, including zip code)

(770) 933-8911

(Registrant’s telephone number, including area code)

N/A

(Former Name if Changed Since Last Report)

Item 5. Other Events
SIGNATURE

Item 5. Other Events

     On June 30, 2004, AssuranceAmerica Corporation (the “Company”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Heritage Assurance Partners, L.P. (“Heritage”) and issued Heritage 240,000 shares of the Company’s Series A Convertible Preferred Stock for a total investment of $1.2 million. Pursuant to the terms of the Stock Purchase Agreement, on August 13, 2004, the Company issued Heritage an additional 186,000 shares of the Company’s Series A Convertible Preferred Stock for a total investment of $930,000. Each share of Series A Convertible Preferred Stock is currently convertible into ten shares of common stock. The total number of shares purchased by Heritage pursuant to the Stock Purchase Agreement represents approximately 8.6% of the Company’s outstanding capital stock on an as-converted-to-common stock basis. In connection with Heritage’s investment, the Company appointed Sam Zamarripa, a partner with Heritage Capital Advisors, an affiliate of Heritage, to the Company’s Board of Directors to fill a vacancy.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSURANCEAMERICA CORPORATION
Date: August 13, 2004	/s/ Robert J. Cormican
Robert J. Cormican
Senior Vice President and Chief Financial Officer